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                                                      Exhibit (i)



                       SEWARD & KISSEL LLP
                     ONE BATTERY PARK PLAZA
                    NEW YORK, NEW YORK 10004

                    Telephone: (212) 574-1200
                    Facsimile: (212) 480-8421
                         www.sewkis.com


                                  February 1, 2000


Alliance Municipal Income Fund, Inc.
1345 Avenue of the Americas
New York, New York 10105

Ladies and Gentlemen:

         We have acted as counsel for Alliance Municipal Income Fund, Inc, a Maryland corporation.(the "Company") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of an indefinite number of shares of the Company's common stock, par value $.001 per share (the "Common Stock"). The Company is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company. This opinion relates to Common Stock of each class and portfolio being registered pursuant to the Post-Effective Amendment to the Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission (the "Commission") to become effective on February 1, 2000 pursuant to paragraph (b) of Rule 485 under the Securities Act (as so amended, the "Registration Statement") in which this letter is included as Exhibit (i).

         As counsel for the Company, we have participated in the preparation of its Registration Statement. We have examined the Charter and By-laws of the Company and any amendments and supplements thereto and have relied upon a certificate of an officer of the Company certifying the resolutions of the Board of Directors of the Company authorizing the sale and issuance of shares of the Common Stock. We have also examined and relied upon such corporate records of the Company and such other documents and certificates as to factual matters as we have deemed to be necessary to render the opinion expressed herein.

         Based on such examination, we are of the opinion that the shares of Common Stock of the Company to be offered for sale



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pursuant to the Registration Statement are, to the extent of the number of shares of the relevant class and portfolio authorized to be issued by the Company in its Charter, duly authorized, and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly issued and will be fully paid and nonassessable shares of Common Stock of the Company under the laws of the State of Maryland.

         We do not express an opinion with respect to any laws other than laws of Maryland applicable to the due authorization, valid issuance and non-assessability of shares of common stock of corporations formed pursuant the provisions of the Maryland General Corporation Law. Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or "blue sky" laws of Maryland or any other jurisdiction. Members of this firm are admitted to the bar in the State of New York and the District of Columbia.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption "General Information-Counsel" in the Part B thereof. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                  Very truly yours,



                                  /s/ Seward & Kissel LLP
                                  _______________________
                                      Seward & Kissel LLP




















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